EXHIBIT 99.1

Transcend Services, Inc.

Press Release Dated April 15, 2004

Announcing the unaudited consolidated operating results of Transcend Services, Inc. for the three months ended March 31, 2004 and its unaudited consolidated financial condition as of March 31, 2004

(five pages follow)

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com
Joe Bleser, CFO, joe.bleser@trcr.com
404-364-8000

April 15, 2004

(BW) (TRANSCEND SERVICES, INC.)(TRCR)

TRANSCEND REPORTS REVENUE INCREASE OF 11% IN FIRST QUARTER 2004 AND

SIXTH CONSECUTIVE QUARTERLY PROFIT

Atlanta, Georgia TRANSCEND SERVICES, INC. (TRCR/Nasdaq SmallCap) today announced its results for the three months ended March 31, 2004.

For the three months ended March 31, 2004, Transcend reported revenue of $3,867,000, which represents an 11% increase over the comparable prior year quarter. Gross profit as a percentage of revenue decreased to 27% from 32%. Net income attributable to common stockholders decreased 21% to $63,000, or $0.01 per share, from $80,000, or $0.02 per share. The weighted average shares outstanding used in the diluted earnings per share calculation increased 71% to 7,667,000 shares from 4,486,000 shares.

When compared to revenue of $4,035,000 in the fourth quarter of 2003, revenue decreased $168,000 in the first quarter of 2004 for the following reasons: (1) a decrease in transcription service revenue of $259,000 attributable to customers that terminated service in the first quarter of 2004; (2) a net increase in transcription service revenue of $101,000 attributable to customers served during both quarters; (3) an increase in transcription service revenue of $34,000 attributable to new customers; and (4) a decrease in other revenue of $44,000 attributable to a reduced level of interface fees and Web Console fees.

Tom Binion, President and Chief Operating Officer, commented: “Our operating results for the first quarter were disappointing due to contract terminations, installation delays by new customers and unusual delays in contracting for new business that we fully expected in the first quarter. The contract terminations were primarily attributable to short-term service issues limited to a certain work type. While we have a robust pipeline of potential new business, we are facing intense price competition caused by both offshore transcription service vendors and the increasing use of voice recognition technology. We believe that these competitive factors are primarily responsible for the delays in contracting for and in some cases the losses of new business opportunities. Further, these competitive factors have adversely affected not only our revenue, but also our gross profit as a percentage of revenue. Nonetheless, at the present time, we have yet-to-be-installed, new contracted business with estimated first year revenue of approximately $954,000 that we project will contribute revenue of approximately $209,000 to the second quarter of 2004.”

The Company had 7,328,000 and 4,443,000 shares of common stock outstanding as of March 31, 2004 and 2003, respectively. As previously announced, the Company converted most of its outstanding preferred stock into 2,860,000 shares of common stock on June 25, 2003 and redeemed the remainder of its outstanding preferred stock on July 1, 2003 for $600,000 cash plus two short-term promissory notes of $100,000 each that were due and paid on January 1 and April 1, 2004, respectively. As a result of this conversion and redemption, the Company eliminated the requirement for preferred stock cash dividends of approximately $120,000 per quarter effective May 15, 2003.

Cash totaled $566,000 as of March 31, 2004, which represents an increase of $8,000 since December 31, 2003. During the quarter, Transcend paid $100,000 of short-term debt related to its 2003 preferred stock redemption. As of March 31, 2004, Transcend had remaining short-term debt of $100,000 related to the preferred stock redemption, no long-term debt and full availability under its new $1.0 million bank line of credit that expires on April 30, 2005.

Larry Gerdes, Chief Executive Officer, added comments regarding the Company’s operating results, financial condition and its strategic position: “I am pleased with our financial condition, but not our financial results. The key to our future revenue growth and enhanced profitability is the implementation of voice recognition technology. We believe that our voice recognition solution will be implemented during the second quarter of 2004. We expect voice recognition to enable us to be more price competitive and further expect it to enhance our gross profit as a percentage of revenue. While offshore price competition continues to be a problem, several states have initiated legislative action designed to curb the use of offshore transcription services for reasons of safeguarding the privacy of medical records and preserving domestic jobs. We support these initiatives by the states and have requested the federal government, in particular the Department of Health and Human Services, which is responsible for enforcing the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), to determine whether or not offshore transcription service providers comply with the security and confidentiality provisions of HIPAA. At the present time, we believe that it is in our customers’ best interest for us to provide transcription services using only U.S.-based resources for security, confidentiality and quality reasons.”

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on April 15, 2004 at 11:00 a.m. EST. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-1409 (the international dial-in number), enter the conference identification number 6030234 and, if asked, identify the conference name as Transcend Services and the leader name as Joe Bleser. A replay of the conference call will be available through midnight on Saturday, April 17, 2004 by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 6030234 anytime after two hours from the completion time of the conference call on April 15, 2004.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription services encompass everything needed to securely receive, type, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing and custom data-center creation packages.

For more information, visit http://www.transcendservices.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, changes in pricing policies, delays in contract start dates, lower-than-expected demand for Transcend’s solutions, business conditions in the integrated healthcare delivery network market, general economic conditions and the risk factors detailed from time to time in Transcend’s periodic reports and registration statements filed with the Securities and Exchange Commission.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

Amounts in Thousands, Except Per Share Amounts and Percentages

	Three Months Ended March 31,
	2004		2003
	$	% of Rev	$	% of Rev
Revenue	$3,867	100%	$3,481	100%
Direct costs	2,839	73%	2,371	68%

Gross profit	1,028	27%	1,110	32%

Operating expenses:
Marketing and sales	248	6%	202	6%
Research and development	105	3%	111	3%
General and administrative	604	16%	599	17%

Total operating expenses	957	25%	912	26%

Operating income	71	2%	198	6%

Interest income (expense), net	(8)	0%	1	0%

Net income	63	2%	199	6%

Dividends on preferred stock	—	0%	(119)	-3%

Net income attributable to common stockholders	$63	2%	$80	2%

Basic earnings per share:
Net earnings per share attributable to common stockholders	$0.01		$0.02

Weighted average shares outstanding	7,324		4,427

Diluted earnings per share:
Net earnings per share attributable to common stockholders	$0.01		$0.02

Weighted average shares outstanding	7,667		4,486

TRANSCEND SERVICES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

MARCH 31, 2004 and DECEMBER 31, 2003

Amounts in Thousands

	March 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$566	$558
Accounts receivable, net	1,352	1,306
Other current assets	150	216
Property and equipment, net	1,269	1,218
Other assets	48	48

	$3,385	$3,346

LIABILITIES & STOCKHOLDERS’ EQUITY
Promissory notes payable	$100	$200
Accounts payable and accrued expenses	768	706
Stockholders’ equity	2,517	2,440

	$3,385	$3,346